QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	jwing@ciber.com

CIBER REPORTS 2003 THIRD QUARTER RESULTS
Year-to-Date Revenues Up 17%, EPS Up 60%

        GREENWOOD VILLAGE, Colo.—Oct. 30, 2003—Today CIBER, Inc. (NYSE: CBR) reported results for the quarter ended Sept. 30, 2003. Revenue was slightly above and income was in the range of guidance updated Sept. 5, 2003.

        Revenue for the quarter ended Sept. 30, 2003 was $177.9 million, an increase of 12 percent over the September 2002 quarter of $159.3 million. Net income of $4.4 million for the third quarter was even with the $4.4 million of the third quarter of 2002. Earnings per share of $.07 was also the same as the year earlier period.

        On a nine-month, year-to-date basis, revenue increased 17 percent to $524.6 million for the 2003 period ended Sept. 30, 2003, compared to $448.9 million for the like period of 2002. Net income for the first nine months of 2003 increased 72 percent to $15.8 million, compared to $9.2 million for 2002. Earnings per share for the nine months ended Sept. 30, 2003 of $.24, represents a 60 percent improvement over the like 2002 period of $.15.

        "We were optimistic when the quarter began that we would only be challenged by typical summer vacations and extra expense from the INTERNATIONAL at Castle Pines Golf Tournament. Whip-sawed by a power outage, a hurricane and a budget outage at a major client, the quarter proceeded to be weathered by more than its usual challenges," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "While not what we had hoped when the quarter began, the third quarter is as guided on September 4th, and better than some had feared. We were pleased to perform as well as we have in the face of the challenges.

        "Several good things happened in the quarter. The closing of AlphaNet at the onset of the quarter has led to a business combination going well. Our new and old CIBER Edison, NJ folks are functioning well together. No attrition, some headcount growth and new business, including cross-selling with other CIBER offices, has been very pleasing.

        "Our public sector revenues, approximately 30 percent of total, continue to lead internally. We grew our headcounts in these practices in the September quarter and their margins remain among our best.

        "Another pleasant accomplishment is the marquis win to begin PeopleSoft's first implementation of student administration systems in Europe at the University of Cambridge. This sizeable, high-profile project is expected to be the pre-cursor of others.

        "Our offshore joint venture is gaining momentum with the addition of dedicated leadership and sales personnel earlier this month. We are encouraged about our hybrid model for offshore solutions as contrasted against pure-offshore models.

        "Separately, the acquisition of JD Edwards by PeopleSoft in the quarter will lead to the merging of our practices for these partners this quarter. We are encouraged by how well PeopleSoft and JD Edwards are working with each other.

        "Most important of all is Monday's (October 27th) announcement of the pending business combination with SCB Computer Technology, Inc. (OTC Bulletin Board: SCBI). SCB is a long-standing, well-regarded operator in the IT services sector. Headquartered in Memphis, Tenn., SCB historically had materially a state government emphasis. In 2003, SCB has added approximately $65-70 million revenues from the federal sector. 85 percent of SCB's revenue is public sector, very much where we have been growing CIBER's businesses. SCB has great operating personnel and we look forward to working directly with them and their customers. We are very pleased to be at this point of progress and believe this transaction can close around the first of the year.

        "On the tougher side last quarter, was the untimely customer cancellation of work for us and others in the telecom space. This led us to guide lower for the third quarter and the curtailment will continue in the fourth quarter. It is presently our understanding that this customer will resume a small portion of this work in the fourth quarter and more of this work when 2004 begins. Additionally, gross profit continues to be constrained as a function of the overall economic malaise of our customers, particularly in the commercial sector.

        "Given all the factors we know today, including less billings days and more holidays, we would forecast revenues of $168-172 million for the fourth quarter of 2003 and earnings per share of $.07-.09," Slingerlend concluded.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share data
	2003	2002	2003	2002
Consulting services	$168,495	$152,839	$502,309	$429,244
Other revenues	9,396	6,486	22,280	19,671

Total revenues	177,891	159,325	524,589	448,915

Cost of consulting services	121,165	108,972	358,968	306,253
Cost of other revenues	7,019	4,437	16,210	13,150
Selling, general and administrative expenses	41,452	37,414	120,613	112,284
Amortization of intangible assets	710	319	2,023	519

Operating income	7,545	8,183	26,775	16,709
Other income (expense), net	(347)	(677)	(866)	(1,165)

Income before income taxes	7,198	7,506	25,909	15,544
Income tax expense	2,806	3,102	10,103	6,317

Net income	$4,392	$4,404	$15,806	$9,227

Earnings per share—diluted	$0.07	$0.07	$0.24	$0.15
Weighted average shares—diluted	65,016	64,890	64,688	63,622

        For the three months ended September 30, 2003 and 2002, respectively, earnings per share—basic was $0.07 and $0.07 and weighted average shares—basic were 63,739 and 64,540.

        For the nine months ended September 30, 2003 and 2002, respectively, earnings per share—basic was $0.25 and $0.15 and weighted average shares—basic were 63,930 and 62,900.

CIBER, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

In thousands	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$19,657	$14,899
Accounts receivable, net	145,964	132,513
Prepaid expenses and other current assets	10,523	7,753
Income taxes refundable	2,630	3,570
Deferred income taxes	6,885	5,034

Total current assets	185,659	163,769
Property and equipment, net	16,398	17,624
Intangible assets, net	253,043	237,867
Other assets	2,596	7,881

Total assets	$457,696	$427,141

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$14,714	$13,527
Accrued compensation and related liabilities	30,098	30,360
Other accrued expenses and liabilities	27,450	17,988
Income taxes payable	441	1,047

Total current liabilities	72,703	62,922
Bank Line of Credit	27,268	21,864
Other long-term liabilities	12,414	8,993

Total liabilities	112,385	93,779

Contingent redemption value of put options	—	5,832
Shareholders' equity	345,311	327,530

Total liabilities and shareholders' equity	$457,696	$427,141

###

QuickLinks

  Exhibit 99.1
CIBER, Inc. Condensed Consolidated Statements of Operations (Unaudited)
CIBER, Inc. Condensed Consolidated Balance Sheets (Unaudited)